Exhibit 1

AFFILIATE STOCK PURCHASE AGREEMENT

This Affiliate Stock Purchase Agreement (this “Agreement”), is made as of March 13, 2024, by and between Lipella Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Michael Chancellor (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell to the Purchaser, the equivalent of $100,000 worth of shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), as determined by the closing trading price on the NASDAQ markets as of the date of this agreement, on the terms set forth herein.

In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	PURCHASE AND SALE

1.1                        The Company hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, the Shares at a purchase-price-per-share equal to the closing market price on the Closing Date, which was $0.6901 per share, for an aggregate Purchase Price of $100,000 (the “Purchase Price”), payable on the Closing Date (as defined below), which is 144,906 Shares.

1.2                        On March 12, 2024 (the “Closing Date”), upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase, the Shares for the Purchase Price (the “Closing”). At the Closing (i) the Company shall deliver to the Purchaser the Shares, and (ii) the Purchaser shall pay the Purchase Price, by wire transfer to the Company of immediately available funds. Upon satisfaction of the conditions set forth in this Agreement for the Closing, the Closing shall occur at the offices of Sullivan and Worcester LLP, 1633 Broadway, New York, NY 10019 or such other location as the parties hereto shall mutually agree, and may be undertaken remotely by electronic exchange of Closing documentation.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	The Company warrants, covenants and represents to the Purchaser that:

(a)	immediately prior to and at the Closing, the Company is the legal and beneficial owner of the Shares, and on the Closing Date, the Company shall transfer to the Purchaser the Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character other than restrictive legends that may exist in compliance with the federal securities laws;

(b)	the Company has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Company hereunder and to consummate the transactions contemplated hereby;

(c)	the Company is authorized to issue 220,000,000 shares of capital stock consisting of (i) 200,000,000 shares of Common Stock, and (ii) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which a total of 6,750,034 shares of Common Stock have been validly issued, are outstanding and are fully paid and non-assessable as of the Closing Date;

(d)	the Company has no liability, due or accruing, contingent or absolute, and is not directly or indirectly subject to any guarantee, indemnity or other contingent or indirect obligation with respect to the obligation of any other person or company not shown or reflected in the Company’s most recent audited financial statements (the “Financial Statements”), reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof;

(e)	the Company has good and marketable title to all of its assets, and such assets are free and clear of any financial encumbrances not disclosed in the Financial Statements; and

(f)	to the knowledge of Company, there are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings or, to the knowledge of Company, investigations pending or, threatened against or affecting the Company, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority or any legal basis for same.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1	The Purchaser represents and warrants to the Company that the Purchaser:

(a)	has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

(b)	understands and agrees that offers and sales of any of the Shares by the Purchaser prior to the expiration of a period of six months after the date of completion of the issuance the Shares pursuant to this Agreement (the “Restricted Period”) as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom;

(c)	has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto;

(d)	has received, read carefully, and is familiar with this Agreement and the Company’s business, plans, and financial condition; has received all materials which he has requested from the Company; has had a reasonable opportunity to ask questions of the Company and its representatives; and has received all answers to all inquiries that the Purchaser or his representatives have put to the Company to the Purchaser’s satisfaction (or alternatively, the Purchaser has waved such requirement). The Purchaser has relied upon an independent investigation made by him and/or by his representatives and has not relied on any information or representations made by third parties or on any oral or written representations or assurances from the Company or any representative of the Company, other than as set forth in this Agreement;

(e)	understands the speculative nature and the various risks associated with the purchase of the Shares as proposed herein and can afford to bear such risks, including, without limitation, the risk of losing the entire amount of capital represented by the Purchase Price;

(f)	has been advised by the Company that the Shares are restricted securities under the Securities Act and shall be deemed “control” securities as a result of the Purchaser’s status as an “affiliate” of the Company; that this transaction has not been reviewed by, passed on by, or submitted to any federal or state agency or self-regulatory organization; and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement, including in any appendix or exhibit thereto. The Purchaser further acknowledges that he has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the issuance of the Shares. In particular, the Purchaser agrees that no future sale, assignment or transfer of any of the Shares shall be valid or effective, and the Company shall not be required to give any effect to such a sale, assignment, or transfer, unless (i) the sale, assignment or transfer of such the Shares is registered under the Securities Act, it being understood that the Shares are not currently registered for sale and that the Company has no obligation or intention to so register the Shares, or (ii) such Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, including without limitation, all requirements of Rule 144 under the Securities Act which apply to “control” securities held by affiliates, it being understood that Rule 144 is not available at the present time for the sale of the Shares, or (iii) such sale, assignment or transfer is otherwise exempt from registration under the Securities Act. The Purchaser further understands that the Company may require an opinion of counsel and other documents to transfer the Shares. The Purchaser acknowledges that the Shares shall be subject to a stop transfer order and any certificate or certificates or book entries evidencing any of the Shares will bear a restrictive legend(s) until such time as such restrictive legend(s) can be removed by the Company’s transfer agent upon advice of Company counsel and ;

(g)	is acquiring the Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in the Shares; and

(h)	that neither the Purchaser or his agents or counsel currently possesses any information that the Company believes constitutes material non-public information regarding the Company that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the signing of this Agreement, but which has not been so disclosed. The Purchaser understands and agrees that the Company shall be relying on the foregoing representations in effecting transactions in securities of the Company.

The foregoing representations and warranties are inserted for the benefit of the parties hereto and may be waived in all or in part by the parties by notice in writing to the other party.

4.	MISCELLANEOUS

4.1                        The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2                        Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States dollars.

4.3                        There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4                        This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Delaware with respect to any legal proceedings arising from this Agreement.

4.5                        The representations and warranties of the parties hereto contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of three years for the benefit of the Company and its successors and assigns, and the Purchaser, but not for the benefit of any one who acquires the Shares from the Purchaser.

4.6                        No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

4.7                        Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) business day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

4.8                        This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood that the parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LIPELLA PHARMACEUTICALS INC.		Address for Notice:

By:	/s/ Douglas Johnston	7800 Susquehanna St. Suite 505 Pittsburgh, PA 15208 Attn: Douglas Johnston
Name:	Douglas Johnston	E-Mail:
Title:	Chief Financial Officer

With copies to (which shall not constitute notice):

Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Attention: David E. Danovitch, Esq. and Michael DeDonato, Esq.
Facsimile: (212) 660-3001
E-mail:

[Signature Page for Purchaser Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:		Address for Notice: 7800 Susquehanna St. Suite 505
Pittsburgh, PA 15208
E-Mail:
By:	/s/ Michael Chancellor
Name:	Michael Chancellor